Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-3ASR No. 333-233189) of Tricida, Inc.,
2.Registration Statement (Form S-8 No. 333-233187) pertaining to 2018 Equity Incentive Plan and the Employee Stock Purchase Plan of Tricida, Inc., and
3.Registration Statement (Form S-8 No. 333-226058) pertaining to the 2013 Equity Incentive Plan, the 2018 Equity Incentive Plan and the Employee Stock Purchase Plan of Tricida, Inc.;

of our reports dated March 2, 2020, with respect to the financial statements of Tricida, Inc., and the effectiveness of internal control over financial reporting of Tricida, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Redwood City, California
March 2, 2020